
Shara Hughes (b. 1981)
Landscape paintings created between 2017 and 2019, similar in palette and execution to the Painting account for Shara Hughes' top three auction records.
INVESTMENT THESIS
Initial Offering Price
$666,000
Offering Circular
sec.gov
Similar Sales
Record Price
Repeat Sales
$1.2m
$1.0m
$0.8m
$0.6m
$0.4m
$0.2m
$0.0m
17
18
19
20
21
22
23
Price Appreciation of Similar Works
46.8%
Sharpe Ratio (2013-2022)
watch video
Shara Hughes
1.12
All Art
0.58
S&P 500
1.27
0% Progress
MEMBERS ONLY



Shara Hughes

(b. 1981)

Why we like this offering

1. Shara Hughes' landscape paintings depict imagined compositions of flora and fauna rather than a specific place in the world. Inspired by art historical movements like Surrealism, Fauvism, and Symbolism, Hughes blurs the boundary between representation and abstraction.

2. Shara Hughes intuitively paints her invented landscapes, often without previously sketching the composition. She employs a vibrant color palette that she mixes directly on the canvas to create unique hues.

3. The Artwork illustrates a massive ocean swell at sunset in Shara Hughes' signature vibrant color palette. The composition is dominated by the blue and purple swell, which picks up oceanic debris, like shells, starfish, and sea dollars as it spirals into a peak. In the background, the water appears calm at the horizon line that meets the fiery red, orange, yellow, and pink sky.

4. Landscape paintings makeup Shara Hughes top three auction records: Spins from Swiss (2017), which sold for $2,940,000 at Christie's New York on May 10, 2022, Naked Lady (2019), which sold for $2,712,916 (£2,031,500) at Sotheby's London on March 2, 2022, and Ignoring the Present (2018), which sold for $1,744,000.

5. Shara Hughes' paintings are held in high esteem, as evidenced by their inclusion in the permanent collections of institutions such as the Fondation Louis Vuitton in Paris, where the admiration of collector Bernard Arnault, is often indicated. Notably, renowned museums like the Metropolitan Museum of Art in New York, the Denver Museum of Art, and the Whitney Museum in New York also proudly hold works by Hughes in their collections.

6. Artworks similar in size and subject have achieved auction highs in excess of one million dollars, led by Weeping Blur (2018), which sold for $1,134,000 at Christie's New York on May 13, 2022, followed by Milky Way (2016), which sold for $698,500 at Phillips New York on May 16, 2023, and I Am an Island (2016), which sold for $693,000 at Sotheby's New York on May 19, 2022.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$39,300,564	52	$2,425,000

Average Prices


431.4K
323.5K
215.7K
107.8K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year


39.3M
29.5M
19.7M
9.8M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
62
46.5
31
15.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$666,000**
Offering Circular	sec.gov/edgar

Painting







About Shara Hughes

Shara Hughes (b. 1981, Atlanta, GA) is a contemporary artist regarded for her bright landscapes and interior scenes, rendered in a range of painterly mediums. Hughes' expressive brushwork, vibrant colors, and shifting perspectives make paintings that defy many of the existing conventions historically associated with the landscape genre.

INVEST NOW

SHARA HUGHES



Oil and acrylic on canvas | 48 × 40 in. (122 × 102 cm.)

Shara Hughes (b. 1981, Atlanta, Georgia) is a contemporary American painter best known for her vibrant imagined landscapes and interiors.

$666,000 INITIAL OFFERING	
46.8% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]	**98.2%** ANNUAL GROWTH OF RECORD PRICE[4]
▲1.12 SHARPE RATIO[3]	**68.3%** MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Shara Hughes is represented internationally by Pilar Corrias, David Kordansky Gallery, and Eva Presenhuber. Hughes has been the subject of numerous solo exhibitions at museums and galleries around the world, including the Kunsten Museum of Modern Art Aalborg (2023), Yuz Museum in Shanghai (2021), Aspen Art Museum (2021), Garden Museum in London (2021), Pilar Corrias in London (2020), Newport Art Museum (2018), and the Museum of Contemporary Art of Georgia in Atlanta (2014). She has also been a part of group exhibitions at the FLAG Art Foundation in New York (2023), ICA Miami (2022), Louisiana Museum of Modern Art in Humlebæk (2021), Dallas Art Museum (2019), MASS MoCA in North Adams (2018) and High Museum of Art in Atlanta (2015), among many others. Her paintings are featured in the permanent collections of many internationally renowned institutions, including the Dallas Museum of Art, Denver Museum of Art, Metropolitan Museum of Art in New York, M Woods Museum in Beijing, Saint Louis Art Museum, Si Shang Art Museum in Beijing, Smithsonian American Art Museum in Washington, D.C., and Whitney Museum of Art, New York. Since her inclusion in the Whitney Biennial, Hughes' paintings have entered and grown in the secondary market. Her top ten auction records have all been achieved since 2021 and are led by Spins from Swiss (2017), which sold for $2,940,000 at Christie's New York on May 10, 2022, followed by Naked Lady (2019), which sold for $2,712,916 (£2,031,500) at Sotheby's London on March 2, 2022, and Ignoring the Present (2018), which sold for $1,744,000.

AS OF AUGUST 2, 2023, ARE LED BY SPINS FROM SWISS (2017), WHICH SOLD FOR $2,940,000 AT CHRISTIE'S NEW YORK ON MAY 10, 2022, FOLLOWED BY NAKED LADY (2019), WHICH SOLD FOR $2,712,916 (£2,031,500) AT SOTHEBY'S LONDON ON MARCH 2, 2022, AND IGNORING THE PRESENT (2018), WHICH SOLD FOR $1,744,000.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$1.2M
$0.9M
$0.6M
$0.3M
2017
2018
2018
2019
2019
2019
2020
2020
2021
2021
2022
2022
2023
2023

Shara Hughes (b. 1981, Atlanta, Georgia) is a contemporary American painter best known for her vibrant imagined landscapes and interiors. In 2004, Hughes earned her bachelor of fine arts from the Rhode Island School of Design and went on to study at the Skowhegan School of Painting and Sculpture in New York. She developed an intuitive painting practice, which draws inspiration from art historical movements like Surrealism, Fauvism, and Symbolism, to invent unique landscapes that blurs the boundary between representation and abstraction. Her playful, intuition-based practice also guides her use of a bold and diverse color palette, which she mixes directly on the canvas of each painting. In 2007, Hughes was awarded the Joan Mitchell Fellowship to attend the Vermont Studio Center, and in 2017, she caught the attention of the international art world with her inclusion in the prestigious Whitney Biennial. The following year, the Rose Kennedy Greenway Conservancy in Boston commissioned her to create her large-scale mural Carving Out Fresh Options in partnership with the de Cordova Sculpture Park and Museum. As of July 26, 2023, Hughes continues to live and work in Brooklyn, New York.





SHARA HUGHES



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Shara Hughes with the following criteria: vertical paintings of natural landscapes that measure between 20 inches by 20 inches and 60 inches by 60 inches in size. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 46.8% CAGR implied from selected sales occurring from November 26, 2017 to June 13, 2023.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Shara Hughes has a risk-adjusted appreciation of 1.12. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Shara Hughes have a record price compound annual growth rate ("CAGR") of 98.2% from April 11, 2013 to September 30, 2022. This calculation is based on (i) a record price of $1,838 on April 11, 2013, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,200,000, the most recent record price as of September 30, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Shara Hughes is 68.3%, which is based on 15 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Shara Hughes was December 11, 2013 and ending on the last date a repeat sale occurred for such artist, which in the case of Shara Hughes was December 1, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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